EXECUTION VERSION

SERVICES AGREEMENT

THE 2023 ETF SERIES TRUST

and

CITI FUND SERVICES OHIO, INC.

and

CITIBANK, N.A.

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION
2.	SERVICES AND RELATED TERMS AND CONDITIONS
3.	CLIENT COMMUNICATIONS
4.	COMPLIANCE WITH LAWS; ADVICE
5.	COMMUNICATIONS AND REPORTS TO CLIENT; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY
6.	SCOPE OF RESPONSIBILITY
7.	INDEMNITY
8.	FEES AND EXPENSES
9.	REPRESENTATIONS
10.	TERM AND TERMINATION
11.	GOVERNING LAW AND JURISDICTION
12.	MISCELLANEOUS

Schedule 1	Definitions
Schedule 2	Services
Schedule 3	Dependencies
Schedule 4	Confidentiality and Data Privacy Conditions
Exhibit A	Form of Fee Letter
Exhibit B	Form of Joinder

THIS SERVICES AGREEMENT is made on November 5, 2024, by and among The 2023 ETF Series Trust (the “Client”), Citi Fund Services Ohio, Inc. (“CFSO”), and Citibank, N.A. (“Citibank”, together with CFSO, the “Service Provider” or “Citi” and, with the Client, the “Parties” or individually, a “Party”). If more than one Client has signed this Agreement, this Agreement shall be considered a separate agreement between the Service Provider and each Client, and no Client shall be (i) liable for the obligations of any other Client or (ii) entitled to the benefits conferred under this Agreement on any other Client.

WHEREAS, the Client is authorized to issue shares (“Shares”) in separate portfolio or series of the Client (each, a “Fund,” and together with all other series subsequently established by the Client and made subject to this Agreement, the “Funds”);

WHEREAS, this Agreement shall apply to each Fund set forth on the annex to Schedule 2 attached hereto;

WHEREAS, the Client will issue and redeem Shares of each Fund only in aggregations of Shares known as “Creation Units”, as more fully described in the currently effective prospectus and statement of additional information of the Client and each Fund (collectively, the “Offering Documents”);

WHEREAS, the Client desires to appoint CFSO as fund administrator and fund accountant of the assets of each Fund;

WHEREAS, the Client desires to appoint Citibank as transfer agent for the assets of each Fund; and

WHEREAS, Service Provider is willing to accept such appointment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties, intending to be legally bound, mutually covenant and agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. Schedule 1 contains capitalized terms that have the meanings set forth therein. Other capitalized terms used but not defined in Schedule 1 will have the meanings set forth elsewhere in this Agreement.

1.2	Interpretation.

1.2.1	The schedules, exhibits and annexes to the Agreement are expressly made a part of this Agreement. In the event of any inconsistency between this Agreement and any schedule, exhibit or annex, the relevant terms of the schedule, exhibit or annex shall prevail; provided, that no provision of any such schedule, exhibit or annex shall prevail over clause 6 (Scope of Responsibility) or clause 7 (Indemnity) of this Agreement unless such provision specifically references such clause of this Agreement in relation to the provisions of such schedule, exhibit or annex intended to prevail over such clause.

1.2.2	The headings in this Agreement do not affect its interpretation.

1.2.3	A reference to: (i) any Party includes (where applicable) its lawful successors, permitted assigns and transferees; (ii) the singular includes the plural and vice versa; and (iii) any statute or regulation shall be construed as references to such statute or regulation as in force at the date of this Agreement and as subsequently re-enacted or revised.

2.	SERVICES AND RELATED TERMS AND CONDITIONS

2.1.	Services; No Implied Duties. The Services provided by CFSO and Citibank are separately identified and described in Schedule 2. The Service Provider will perform the Services in accordance with and subject to the terms of this Agreement, starting on the Effective Date and ending on the final day of the Term. The Services will be provided only on Business Days, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day. The Services are provided only with respect to the Client and the related Funds of the Client (if any) listed in an annex to Schedule 2, and the Service Provider shall have no obligation to provide Services to any Person (including any other Funds) unless the Service Provider has agreed to do so in a written amendment to Schedule 2 or a Joinder, as contemplated by clause 12.1. The Service Provider is responsible for the performance of only those duties as are expressly set forth herein and in Schedule 2. The Service Provider will have no implied duties or obligations.

2.2	Service Changes. The Service Provider will not be obliged to change the Services unless it has agreed to do so pursuant to a written amendment to Schedule 2. Any change to the Services agreed to by the Service Provider (a “Service Change”) will be set forth in an amendment to Schedule 2, which amendment must specify (i) the timeline and dependencies, and the Parties’ respective obligations, for implementing the Service Change and (ii) any implementation or additional ongoing fees and expenses that may be required to effect such Service Change. The foregoing process is the “Change Control Process.” Client requests to change the Services necessitated by a change to the Client’s Organic Documents, Offering Documents or Policies and Procedures, or a change in applicable Law, will be subject to the Change Control Process. Without prejudice to the Change Control Process, the Client will promptly notify the Service Provider of any changes (or pending changes) in applicable Law with respect to the Client that are relevant to the Services. .

2.3	Provision of Information; Cooperation. In order to permit the Service Provider to provide the Services, the Client agrees to provide, and to cause its employees and current and immediately preceding Agents to provide, to the Service Provider the information that the Service Provider may reasonably request in connection with the Services and this Agreement, including, without limitation, any of the Organic Documents, Offering Documents and Policies and Procedures of the Client and any amendments thereto.

2.4	Dependencies. The Service Provider will use commercially reasonable efforts to provide the Services while any of the Dependencies specified in Schedule 3 subsist, provided that, so long as the Service Provider did not directly or indirectly cause the Dependency, the Service Provider shall not be obliged to incur additional costs to do so.

2.5	Client Information. As between the Parties, the Client is responsible for the accuracy and completeness of, and the Service Provider has no obligation to review for accuracy or completeness of: (i) information contained in the Organic Documents, Offering Documents and any Policies and Procedures; and (ii) any data submitted to the Service Provider for processing by or on behalf of the Client. The Service Provider may charge the Client for additional work required to re-process any such incorrect data at its standard hourly rates or as set forth in the Fee Letter.

2.6	Use of Agents. The Service Provider is permitted to appoint Agents without the consent of the Client to perform any of the duties of the Service Provider under this Agreement. The Service Provider will use reasonable care in the selection and continued appointment of its Agents. The Service Provider shall be liable for the acts or omissions of an Agent that it appoints to the same extent as if the action or omission were performed by the Service Provider itself. The Service Provider shall be responsible for the compensation of its Agents, unless otherwise expressly agreed in writing by the Parties.

2.7	Other Services and Activities; Conflicts of Interest.

2.7.1	The Client acknowledges that the Service Provider and its Affiliates may provide services, including administration, advisory, banking and lending, broker dealer and other financial services, to the Client or to other Persons. The Client also acknowledges that the Service Provider may be (i) prohibited under applicable Law or contractually from disclosing to the Client any fact or thing that may come to the knowledge of the Service Provider or such Affiliates in the course of providing such services and (ii) “walled off” from facts or things that may come to the knowledge of its Affiliates in the course of providing such services, and therefore may be unable to make any such disclosures to the Client, and the Client agrees that neither the Service Provider nor such Affiliates will be required or expected under this Agreement to do so.

2.7.2	Among other things, the Service Provider or an Affiliate may receive or generate valuation information with respect to securities, products, or services of the Client, and neither the Service Provider nor any Affiliate is under any obligation to disclose such information to the Client or any of the Client’s Investors. The Client acknowledges that neither the Service Provider nor any Affiliate is under any obligation to use any such information to assess or verify the accuracy of any information, including valuation information, that the Service Provider receives from the Client or from any Person specified in clause 6.3.5.

2.7.3	Subject to compliance with its confidentiality obligations hereunder, the Service Provider may acquire, hold or deal with, for its own account or for the account of other Persons, any shares or securities in which the Client is authorized to invest (for itself or its Investors), and the Service Provider will not be required to account to the Client for any profit arising therefrom.

2.8	AML/OFAC. [The Client acknowledges that, unless included in the Services listed on Schedule 2, the Service Provider will not and shall have no duty or obligation to provide services relating to anti-money laundering (“AML”) compliance under the USA PATRIOT Act or compliance with any regulations or Executive Orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) in connection with the services provided under this Agreement. The Client agrees to provide or cause to be provided to the Service Provider any AML or OFAC compliance reviews or reports conducted by Client or another Person in connection with the services provided by the Service Provider under this Agreement.

3.	CLIENT COMMUNICATIONS

3.1	Authority. The Client authorizes the Service Provider to accept and act upon any communications, including Instructions and any form or document provided by an Authorized Person. The Client also authorizes the Service Provider to rely on the information and data it receives from any Persons specified in clause 6.3.5. The Client confirms that each Authorized Person is authorized to perform all lawful acts on behalf of the Client in connection with this Agreement including, but not limited to, (i) signing any agreements, declarations or other documents relating to the Services and (ii) providing any Instruction, until the Service Provider has received written notice or other notice acceptable to it of any change of an Authorized Person and the Service Provider has had a reasonable opportunity under the circumstances to act.

3.2	Instructions and Other Client Communications. The Client and the Service Provider shall comply with security procedures agreed from time to time by the Parties or, absent such agreement, other reasonable procedures used by the Service Provider, intended to establish the origination of the communication and the authority of the person sending any communication, including any Instruction. Depending upon the method of communication used by the Client, the security procedures may constitute one or more of the following measures: unique transaction identifiers, digital signatures, encryption algorithms or other codes, multifactor authentication, user entitlements, schedule validation or such other measures as in use for the communication method by the Client.

3.3	Authentication. Provided the Service Provider complies with the applicable security procedures, the Client agrees that the Service Provider will be entitled to treat any communication, including any Instruction, as having originated from an Authorized Person and the Service Provider may rely and act on that communication as authorized by the Client.

3.4	Errors, Duplication. The Client shall be responsible for errors or omissions made by the Client or the duplication of any Instruction by the Client.

3.5	Incomplete or Insufficient Instructions. The Service Provider may act on Instructions where the Service Provider reasonably believes the Instruction contains sufficient information. The Service Provider may decide not to act on an Instruction where it reasonably doubts its contents; provided that Service Provider shall promptly notify the Client if it has determined to not act on an Instruction because of reasonable doubts about its contents. In such a scenario, Service Provider shall provide the Client with its reasoning for not acting on such Instruction.

3.6	Recall, Amendment, Cancellation. If the Client requests the Service Provider to recall, cancel or amend an Instruction, the Service Provider shall, subject to applicable Law, use its reasonable efforts to comply.

3.7	MIFT. The Client expressly acknowledges that it is aware that a MIFT increases the risk of error, security, privacy issues and fraudulent activities. If the Service Provider acts on a MIFT and complies with the applicable security procedures, the Client shall be responsible for any costs, losses and other expenses suffered by the Client or the Service Provider.

4.	COMPLIANCE WITH LAWS; NO ADVICE

4.1	Compliance. The Service Provider will comply in all material respects with all Laws applicable to the delivery of the Services. The Client will comply in all material respects with all Laws applicable to the subject matter of the Services and the Client’s receipt of the Services. Nothing in this Agreement will oblige either Party to take any action that will breach any Law applicable to such Party, or to omit to take an action if such omission will breach any such Law. No communication from the Service Provider to the Client in connection with this Agreement or the Services should be construed as tax or legal advice, and no such communication can be used or relied upon by the Client or any other taxpayer (i) for the purpose of avoiding tax penalties under the Internal Revenue Code or otherwise or (ii) promoting, marketing or recommending to another party any transaction or matter discussed herein. The Service Provider will promptly disclose the occurrence of any material compliance violations of any Law by the Service Provider, an Affiliate, or Agent in the course of performing the Services, provided the Service Provider becomes aware of such material violation.

4.2	No Fiduciary, etc. The Service Provider and its employees and Agents are not, under this Agreement, (i) acting as a fiduciary, certified public accountant or a broker or dealer, (ii) providing investment, accounting, valuation, legal or tax advice to the Client or any other Person, or (iii) providing investment advisory, portfolio management, risk management, depository, custodian or other services, including within the meaning of the AIFMD Regulations, to the Client or any other Person. The Service Provider shall not be required under this Agreement to take any action that would require licensing or registration to provide any of the foregoing services or perform any of the foregoing functions.

4.3	Laws Applicable to the Client. The Service Provider assumes no responsibility for compliance by the Client with any Laws applicable to the Client; and, notwithstanding any other provision of this Agreement to the contrary, the Service Provider assumes no responsibility for (i) monitoring or ensuring that the Client’s Policies and Procedures reflect the requirements of applicable Law or (ii) compliance by the Client or the Service Provider with the Laws of any jurisdiction other than those governing this Agreement.

5.	COMMUNICATIONS AND REPORTS TO CLIENT; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

5.1	Communications and Statements. Communications, notices and invoices from the Service Provider may be sent or made available by electronic form and not in hard copy. The Client will notify the Service Provider promptly in writing of anything incorrect in an invoice or periodic accounting or other report with respect to the Services (a “Report”) and, in any case, within sixty (60) days from the date on which the invoice or Report is sent or made available to the Client. Nothing herein is intended to prevent the Client from notifying the Service Provider of any errors or corrections in an invoice or Report beyond such time, provided that the Service Provider shall not be responsible for any losses caused by such delay in notification.

5.2	Records and Access; Audits.

5.2.1	Upon request, the Service Provider will provide its Service Organization Control (“SOC 1”) report issued under the Statement on Standards for Attestation Engagements No. 18 (“SSAE 18”).

5.2.2	The Client agrees that it shall pay reasonable charges for (a) document collection, duplication, review and retrieval and (b) making the Service Provider personnel available for extraordinary periods as the Service Provider may reasonably request in connection with audits, examinations or inspections. Upon prior notice to and mutual agreement by the Parties, the Client acknowledges that such charges may include the reasonable fees and expenses of external counsel to the Service Provider.

5.2.3	Upon termination of this Agreement, the Service Provider may retain archival copies of records of the Client maintained by the Service Provider as part of the Services (“Client Records”).

5.2.4	The Service Provider agrees to use reasonable efforts to furnish the Client with such Client Records as the Client, on behalf of a Fund, may reasonably request in connection with its complying with the request of any regulatory authorities having jurisdiction over the Client or its Affiliates or investment managers. The Service Provider shall maintain and keep current all Client Records in a manner that is sufficient to provide to the Client the information or reports specified under this Agreement. The Service Provider shall allow the Client’s officers and the Client’s independent public accountants reasonable access for inspection of the records of the Service Provider as is required by the Client, on behalf of a Fund, in connection with an examination of the books and records pertaining to the affairs of the Client. All Client Records shall be the property of the Client, on behalf of a Fund; provided, however, the Service Provider may retain archival copies which shall be the property of the Service Provider.

5.2.5	Upon the reasonable request of the Client, Client Records shall be provided by the Service Provider to the Client or its authorized representative or any successor service provider. Upon the reasonable request of the Client, the Service Provider shall provide Client Records in hard copy or on computer disc, or in any other format reasonably agreed, any records included in any such delivery which are maintained by the Service Provider on a computer disc, or are similarly maintained. The Service Provider agrees that it will store all Client Records on media designed to protect their usability, reliability, authenticity, and preservation consistent with the Service Provider’s policies. The Service Provider shall have documented policies, standards, and guidelines for converting or migrating Client Records from one record system to another. The Service Provider agrees that systems for Client Records must be designed so that Client Records will remain accessible, authentic, reliable, and useable through any kind of system changes, for the entire period of the Client’s recordkeeping obligations under this Agreement, which includes, migration to different software, re-presentation in emulation formats or any other future ways of re-presenting records. Where such processes do occur, evidence of these processes shall be retained, along with details of any variation in Client Records design and format.

5.3	Confidentiality. Responsibilities of each Party relating to the privacy and confidentiality of information are set forth in the Confidentiality and Data Privacy Conditions attached to this Agreement as Schedule 4, and the Parties agree to the terms specified in Schedule 4.

5.4	Service Provider IP. The Client acknowledges that: (i) as between the Client and the Service Provider, the Service Provider is the owner of all Service Provider IP; and (ii) the Service Provider has the right to use Service Provider IP to perform services for other Service Provider customers (including services that are similar or identical to those performed for the Client). Except as specifically set forth in clause 5: (a) this Agreement does not confer upon the Client any right, interest, claim, or title in or to any Service Provider IP; and (b) no license (whether express or implied) is granted to the Client, by estoppel or otherwise, to any Service Provider IP.

5.5	Client IP; Licenses. The Service Provider acknowledges that, as between the Client and the Service Provider, the Client is the owner of all Client IP. The Client grants to the Service Provider a limited, non-exclusive, non-transferable, license to permit the Service Provider, its Affiliates and Agents, and its and their personnel to use the Client IP during the Term of this Agreement for the purpose of providing the Services and as otherwise contemplated by the Confidentiality and Data Privacy Conditions.

5.6	Service Provider Licenses.

5.6.1	The Service Provider grants to the Client a limited, non-exclusive, non-transferable, non-sublicenseable license during the Term of this Agreement to permit the Client’s officers, employees and Agents to access those Service Provider Systems described in Schedule 2 via telecommunications lines solely for the purpose of allowing, and only to the extent necessary to allow, the Client to receive the Services. The Client will ensure that any use of access to the Service Provider Systems or Software (as described below) by the Client’s officers, employees or Agents is in accordance with this Agreement and the user manuals, customer bulletins and terms and conditions of use that are related to the Service Provider Systems or the Services and created by the Service Provider from time to time (“System Documentation”) and noticed to the Client. This license does not include: (i) any right for the Client or any officer or employee of the Client to access any data on the Service Provider Systems other than Client Records; or (ii) any license to any Software, except to the extent provided in clause 5.6.2. If there is a conflict between the terms of this Agreement and the System Documentation, the System Documentation shall prevail.

5.6.2	The receipt of certain Services identified in Schedule 2 may require the Client to directly access or use software that is owned by the Service Provider or licensed by the Service Provider from third parties (“Software”). The Service Provider grants to the Client a limited, non-exclusive, non-transferable, non-sublicenseable license, during the term of this Agreement, to permit the Client’s officers, employees, contractors, or Agents to access and use the object code version of the Software solely for the purpose of allowing, and only to the extent necessary to allow, the Client to receive the Services. Except as authorized in writing by the Service Provider, the Client will not (and will not permit any officer, employee or Agent of the Client to): (i) disclose or distribute any Software (in any format) to any third party; (ii) permit any third party to access or use any Software (in any format) through any time-sharing service, service bureau, network, consortium, or other means; (iii) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the license granted in this clause 5.6.2 to any third party, whether by operation of law or otherwise; (iv) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms of any Software by any means; (v) modify or alter any Software in any manner; (vi) create derivative works based on any Software; or (vii) directly or indirectly copy any Software.

5.6.3	The Client will not remove (or allow to be removed) any proprietary rights notices from any Software and will display the Software name and the names, logos, trademarks, trade names, and any copyright notices of the Service Provider and the Service Provider’s licensors, as set forth thereon or reasonably requested by the Service Provider.

5.6.4	The Client will comply with all applicable use, export, and re-export restrictions and regulations with respect to any use by the Client or the Client’s officers, employees or Agents of Software delivered or made available to the Client as contemplated by this clause 5.6.

5.6.5	The Service Provider reserves all rights in the Service Provider Systems and in the Software that are not expressly granted to Client in this clause 5.6.

5.7	Service Data. Service Provider may provide Client with pricing and other data (“Service Data”) licensed from third party suppliers, including various exchanges (collectively, “Data Suppliers”).

5.7.1	Accordingly, the Client acknowledges and agrees that Service Provider is licensed to provide such data only upon the following conditions: (i) it may not be used for any purpose independent of the service relationship established under this Service Agreement, and shall be used only internally, including for providing reports to the Clients board of trustees (except, that Client may include a limited amount of Service Data (a) in fund performance reports sent to its clients relating to their actual investments and to its prospective clients, (b) in Offering Documents and marketing materials, and (c) in order to fulfill a legal or regulatory requirement); (ii) no other external distribution of Service Data beyond that in clause (i) is permitted; (iii) Client will permit Data Suppliers and their affiliates reasonable access to audit Client’s use of data sourced from Data Suppliers; (iv) the Data Suppliers and their affiliates shall be third-party beneficiaries of this Agreement; and, (v) the Data Suppliers and their affiliates have no liability or responsibility to Client relating to Client’s receipt or use of the data.

5.7.2	If Client engages a subadvisor to help manage certain of its funds, then, upon consent of Service Provider, such Client may distribute the Data Supplier’s Service Data to such subadvisor; provided, however, that Client must enter into a written agreement with subadvisor which requires the subadvisor to agree to the provisions set forth in clauses (i)-(v) of clause 5.7.1 above.

5.7.3	In addition to the foregoing, a Data Supplier may specify, by providing the Client with advance written notice, other terms or limitations applicable to Client’s use of their data (including Data Supplier policies (the “Data Supplier Policies”)) and Client shall comply with such Data Supplier Policies. A Data Supplier may amend the Data Supplier Policies, without notice, from time to time; provided that the Client shall not be responsible for compliance with such amended Data Supplier Policies until it has received written notice of such policies and had a reasonable amount of time to act on such amendments. A Data Supplier may, in its discretion, (x) direct Service Provider to terminate Client’s receipt of its data for any or no reason with or without notice; and (y) require Client to enter into an agreement with it directly as a condition of your receipt of its data.

5.7.4	The termination of a license agreement allowing Service Provider to provide the Service Data or of the Client’s rights to use Service Data may adversely affect the Services, and in such event, the Parties shall work cooperatively and in good faith to implement mutually agreed upon alternative sources for Service Data, subject to the Change Control Process.

5.7.5	Data Suppliers make no warranties, express or implied, as to merchantability, accuracy, fitness for purpose, availability, completeness, timeliness or sequencing, or any other matter, in respect of Service Data used by the Service Provider to provide the Services, and neither does the Service Provider.

5.7.6	Data Suppliers shall have no liability whatsoever to the Client in respect of Service Data used by the Service Provider to provide the Services, and, subject to Service Provider’s requirement to use reasonable care in the selection and continued appointment of Agents, neither shall the Service Provider.

5.7.7	No copyright or any other intellectual property rights in the Service Data used or provided by the Service Provider to provide the Services are transferred to the Client.

5.7.8	The Client shall not use Service Data for any illegal purpose or in any manner not specifically authorized by this Agreement.

5.8	Use of Name. Without the written consent of the Client, the Service Provider may use the name of the Client only (i) to sign any necessary letters or other documents for and on behalf of the Client incident to the delivery of the Services and (ii) in client lists used for marketing purposes. Subject to the foregoing, neither Party will publicly display the name, trade mark or service mark of the other Party or its Affiliates without the prior written approval of the other Party.

5.9	Communications to Investors. Without the written approval of the Service Provider, the Client will not describe the Services or the terms or conditions of this Agreement in any registration statement, communication, or document intended for distribution to any Investor in connection with the offering or sale by the Client of securities, products or services (an “Offering Document”); nor will the Client amend any such references to the Service Provider or the terms or conditions of this Agreement in any Offering Document that has been previously approved by the Service Provider without the Service Provider’s written approval. The Service Provider will not unreasonably withhold, condition or delay any of the foregoing requested approvals, provided that the Client include, upon request by the Service Provider, reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon. If the Services include the distribution by the Service Provider of notices or statements to Investors, the Service Provider may, upon advance notice to the Client, include reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon; if Investor notices are not sent by the Service Provider but rather by the Client or some other Person, the Client will reasonably cooperate with any request by the Service Provider to include such notices. The Client shall not, in any communications with Investors, whether oral or written, make any representations to its Investors stating or implying that the Service Provider is providing valuations with respect to the Client’s securities, products or services, verifying any valuations, or verifying the existence of any assets in connection with the Client’s securities, products, or services.

6.	SCOPE OF RESPONSIBILITY

6.1	Standard of Care. The Service Provider will perform its obligations with reasonable care as determined in accordance with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction(s) in which the Service Provider performs services under this Agreement (the “Standard of Care”).

6.2	Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary (including clause 6.1), (i) the Service Provider will not be liable to the Client for any damages or losses save for those resulting from the wilful misconduct, fraud or gross negligence of the Service Provider or any Service Provider Agent as a result of the performance or non-performance by the Service Provider of its obligations and duties hereunder, (ii) the Service Provider shall not be liable to the Client for any damages or losses caused by the performance or non-performance of any Agent selected by the Service Provider with reasonable care, and (iii) the Service Provider’s liability will be subject to the limitations set forth in this Agreement.

6.3	Limitations on Liability.

6.3.1	Upon the actual knowledge by any Party of the occurrence of any event relating to the provision of Services hereunder which may cause any loss, damage, or expense to the Party, the Party shall as soon as reasonably practicable (i) notify the other Party of the occurrence of such event and (ii) use its commercially reasonable efforts to take reasonable steps under the circumstances to mitigate or reduce the effects of such event and to avoid continuing harm to it.

6.3.2	The Client understands and agrees that (i) the obligations and duties of the Service Provider under this Agreement are not obligations or duties of any other member of the Citi Organization and (ii) the rights of the Client with respect to the Service Provider extend only to the Service Provider and, except as provided by applicable Law, do not extend to any other member of the Citi Organization. For the avoidance of doubt, exculpatory references to the Service Provider in this clause 6 shall be deemed to include references to the directors, officers, employees, Agents and delegates of the Service Provider.

6.3.3	The Service Provider will not be liable for any failure to provide any Service in the following circumstances: (i) if any Dependency set forth in Schedule 3 is not met through no fault of the Service Provider; (ii) if the failure is at the request or with the consent of an Authorized Person; (iii) if any Law to which the Service Provider is subject prohibits or limits the performance of the Services; or (iv) if the failure results from a Force Majeure Event.

6.3.4	Subject to compliance by the Service Provider with its obligations in clause 3.2 with respect to authentication of Instructions, the Service Provider (i) shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accurateness or completeness of any Instruction or any other information it receives from or on behalf of the Client or any Agent of the Client and (ii) shall be without liability for any loss or damage suffered by the Client or any of the Client’s Investors as a result of the Service Provider’s reliance on and utilization of any such Instruction or other such information.

6.3.5	The Service Provider will not be responsible for the errors or failures to act of, or the inaccuracy or incompleteness of, any data supplied by, and have no obligation to review any data supplied by, any third party, including, without limitation, (i) Data Suppliers, (ii) clearance or settlement systems, (iii) any Persons who possess information about the Client or its Investors reasonably necessary for the Service Provider to provide the Services and with whom the Service Provider is required to engage or contract in order to receive such information, including, without limitation, authorized participants, investment advisers, intermediaries, or custodians that service the Client or any Investors and their respective Agents and employees; and (iv) third parties engaged by the Service Provider at the request of the Client to provide services to or for the benefit of the Client or its Investors, and such third parties will not be considered Agents of the Service Provider for purposes of this Agreement.

6.3.6	About any matter related to the Services, the Service Provider may seek advice from counsel or independent accountants of its own choosing (who may provide such services to either Party). Any costs related to such advice from external counsel or independent accountants will be borne by the Service Provider, unless the engagement of external counsel or independent accountants was at the direction of the Client and the Client agreed to bear the costs of that advice. The Service Provider will not be liable if it relies on advice of counsel or independent accountants chosen or approved by the Client or chosen by the Service Provider with reasonable care.

6.3.7	The Service Provider (i) shall have no responsibility for the management of the investments or any other assets of the Client or its Investors, and (ii) shall have no obligation to review, monitor or otherwise ensure compliance by the Client with the investment restrictions (regardless of whether such restrictions are imposed on the Client under applicable Law), policies, restrictions or guidelines applicable to the Client or any other term or condition of the Organic Documents, Offering Document, or Policies and Procedures.

6.3.8	The Client acknowledges that the Service Provider (i) does not provide valuations with respect to discrete securities in which the Client may invest, and does not value the Client’s products or services, except that to the extent specifically set forth in Schedule 2 the Service Provider may calculate the value of a portfolio of securities and financial assets owned by the Client, (ii) does not verify any valuations provided to it by the Client or any other Person, and does not verify the existence of any assets in connection with Client’s securities, products or services but instead relies exclusively on information about valuations and the existence of assets provided to it by the Client, Data Suppliers and other third parties, and (iii) shall have no responsibility and shall be without liability for any loss or damage arising with respect to valuation or verification of discrete assets.

6.3.9	Except As Expressly Provided In This Agreement, The Service Provider Hereby Disclaims All Representations And Warranties, Express Or Implied, Made To The Client Or Any Other Person In Connection With The Services And This Agreement, Including, Without Limitation, Any Warranties Regarding Quality, Suitability Or Otherwise (Irrespective Of Any Course Of Dealing, Custom Or Usage Of Trade), Of Any Services Or Any Goods Provided Incidental To Services Provided Under This Agreement. The Client Acknowledges That It Has Not Relied On Any Oral Or Written Representation Made By The Service Provider Or Any Person On Its Behalf Other Than Those Contained In This Agreement.

6.3.10	Notwithstanding anything in this Agreement to the contrary, the cumulative liability of the Service Provider to the Client for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever arising out of or related to this Agreement, and regardless of the form of action or legal theory, shall not exceed the amount paid in fees by the Client (or, if applicable, by or on behalf of a Fund of the Client) in the twelve-month period preceding the date on which such loss, claim or damage occurred.

6.3.11	Notwithstanding anything else to the contrary, references to the term Service Provider shall not mean CFSO with respect to Services provided by Citibank and vice-versa; CFSO shall have no liability for Citibank’s actions or inactions, and Citibank shall have no liability for CFSO’s actions or inactions.

6.4	Mutual Exclusion of Consequential Damages. Except for any liquidated damages agreed by the Parties related to an unexcused termination of this agreement and except for the Client’s indemnification obligations, (i) each Party shall be liable to the other Party only for direct damages for any liability arising under this Agreement and (ii) under no circumstances shall any Party be liable to any other Party for special or punitive damages, or indirect, incidental, consequential loss or damage, or any loss of profits, goodwill, business opportunity, business revenue or anticipated savings in relation to this Agreement, whether arising out of breach of contract, tort (including negligence) or otherwise, regardless of whether the relevant loss was foreseeable or the Party has been advised of the possibility of such loss or damage, or that such loss was in contemplation of the other Party.

7.	INDEMNITY

7.1	Client Indemnity. The Client will indemnify the Service Provider, its Affiliates and its and their respective officers, directors, employees and representatives (each a Service Provider Indemnitee”) for, and will defend and hold each Service Provider Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and the Client or between the Service Provider and any third party (including any Investor, or the U.S. Internal Revenue Service or any other competent regulatory, prosecuting, tax or governmental authority in any jurisdiction, domestic or foreign) arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Service Provider in connection with or arising out of the following:

7.1.1	This Agreement, except any Loss resulting from the wilful misconduct, fraud or negligence of the Service Provider or any of its Agents, in each case in connection with the Services; or

7.1.2	Any alleged untrue statement of a material fact contained in any Offering Document of the Client or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Document or necessary to make the statements in any Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Client by the Service Provider specifically for use in the Offering Document; or

7.1.3	Any act or omission of the Client or its Agents, or any Data Suppliers whose data, including records, reports and other information, including but not limited to information with respect to valuation and verification of assets, the Service Provider must rely upon in performing its duties hereunder, or as a result of acting upon any Instructions of the Client.

In particular, to the extent the Service Provider or any of its Affiliates pays or has paid from its own funds or is or becomes required to pay any amount that should have been, but was not deducted and withheld from a payment to the Client or to any Investor, or to or from the Client’s or any Investor’s account, or any account with respect to any requirement under the Code and Treasury Regulations, any inter-governmental agency, or any related law or guidance interpreting or implementing the same, the Client shall indemnify Service Provider or the relevant Affiliate in respect of such amount, plus any interest and penalties thereon. The Client understands that the Service Provider is not required to contest any demand made by the U.S. Internal Revenue Service or any other governmental authority for such payment.

7.2	Notification, Participation; Indemnitor Consent. Upon the assertion of a claim for which the Client may be required to indemnify any Indemnitee, the Indemnitee must promptly notify the Client of such assertion, and will keep the Client advised with respect to all developments concerning such claim; provided, that any delay or failure by the Indemnitee in providing such notification shall only affect the Client’s obligations and duties hereunder to the extent the Client is materially prejudiced as a result of such delay or failure. The Indemnitee shall have the option to participate in the defense of such claim, or to defend against said claim, at its own expense.

Notwithstanding the foregoing,

(i)	subject to clause (ii) below, the Service Provider may assume the defense of any claim at any time upon notice to the Client if (a) any such claim arises from a regulatory examination, investigation, inquiry or other regulatory action, proceeding or review of the Service Provider, (b) the Service Provider determines that any such claim jeopardizes the Service Provider’s status under any registration or other Governmental Approval, (c) such claim is made by another client of the Service Provider, or (d) such claim seeks injunctive or other, similar relief that would require the Service Provider to take or refrain from taking any action; and

(ii)	under no circumstance shall any Indemnitee confess any claim or make any compromise of any claim in which the Client may be required to indemnify the Indemnitee, except with the other Client’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and the Client shall have no obligation or duty with respect to any such confession or compromise that is made without such consent.

8.	FEES AND EXPENSES

8.1	Fee Letter. The Client will pay all fees, expenses, charges, and obligations incurred from time to time in relation to the Services in accordance with the terms of the Fee Letter, together with any other amounts payable to the Service Provider under this Agreement. For the avoidance of doubt, the Service Provider will not be responsible for the fees or expenses of, and the Client will reimburse the Service Provider for any advances or payments made by the Service Provider for the benefit of the Client incident to the proper performance of the Services listed or described in the Fee Letter. If Service Changes are necessitated by changes in applicable Law with respect to the Client, the Service Provider reserves the right to increase its fees consistent with the Service Change plan agreed by the Parties as contemplated by the Change Control Process or, in the absence of such a Service Change plan, in a fair and equitable manner agreed to by the Parties taking into account the number of other Service Provider clients affected by such change. Except as set forth in the Fee Letter, Fees, and other amounts due to the Service Provider under this Agreement shall be due within forty-five (45) Business Days of the receipt by the Client of the invoice therefor.

8.2	Taxes. The Service Provider shall not be liable for any taxes, withheld amounts, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Client or any Investor, excluding taxes, if any, assessed against the Service Provider related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in the Fee Letter (if any).

9.	REPRESENTATIONS

9.1	General. Each Party represents at the date this Agreement is entered into and any Service is used or provided that:

9.1.1	It is duly organized and in good standing in every jurisdiction where it is required so to be;

9.1.2	It has the requisite power and authority under applicable law to sign and to perform its obligations under this Agreement;

9.1.3	This Agreement is duly authorized (including, if the Client has a board of directors, by such board of directors)and signed by an authorized officer of such Party and is its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties generally;

9.1.4	Any consent, authorization or Instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

9.1.5	Any act required by any relevant Governmental Authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

9.1.6	The performance by such Party of its obligations under this Agreement will not violate or breach any applicable Law or contract binding on such Party.

The Service Provider’s representations and warranties in relation to clauses 9.1.2, 9.1.4 and 9.1.6 above, as relevant to the provision by Service Provider of Service Data under this Agreement, are subject to clause 5.7 of this Agreement.

9.2	Client. The Client also represents at the date this Agreement is entered into and any Service is used or provided that:

9.2.1	Where it acts as an agent on behalf of any of its own Investors, whether or not expressly identified to the Service Provider from time to time, any such Investors will not, by virtue of the services provided hereunder by the Service Provider to the Client, be customers or indirect customers of the Service Provider;

9.2.2	The Client’s decision to retain the Service Provider is not conditioned on or influenced by the amount of assets that any Affiliate of the Service Provider or any customers of the Service Provider or such Affiliates may from time to time invest in or through the Client;

9.2.3	Without prejudice to any more specific obligations set forth in this Agreement, the Client has obtained all consents from Investors required in connection with the engagement by the Client of the Service Provider to provide the Services;

9.2.4	It is in material compliance with all Laws applicable to it, including, but not limited to, all securities, tax, and commodities laws; and

9.2.5	Its entry into this Agreement is not intended to constitute a delegation of any of the functions described in clause 4.2 of this Agreement.

9.3	Service Provider. The Service Provider also represents at the date this Agreement is entered into and any Service is used or provided:

9.3.1	It has commercially reasonable data security and business continuity controls and plans;

9.3.2	It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

9.3.3	It is in material compliance with all Laws applicable to the delivery of the services provided under this Agreement.

10.	TERM AND TERMINATION

10.1	Term. This Agreement will begin on the Effective Date and have an initial term of one year from the Effective Date (“Initial Term”) and will renew automatically at the end of the Initial Term for one (1) year renewal terms unless one Party gives the other Party written notice of non-renewal not less than sixty (60) days prior to the expiration of the Initial Term or the then-current renewal term, as applicable. The Initial Term and any such renewal term shall be the “Term” of this Agreement.

10.2	Termination. Subject to clause 10.3:

10.2.1	Either Party may terminate this Agreement, with or without cause, but only after the expiration of the Initial Term, by giving the other Party one hundred eighty (180) days’ written notice.

10.2.2	Either Party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other Party if the other Party has materially breached any of its obligations hereunder (including the payments by the Client of the fees and expenses set forth in the Fee Letter); provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has reasonably cured such breach; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the other Party is insolvent or has submitted a voluntary petition for administration.

10.2.3	This Agreement may be further terminated by either Party immediately in the event of:

(i)	the winding up of or the appointment of an examiner or receiver or liquidator to the other Party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

(ii)	either Party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable Law, regulation, or regulatory sanction.

10.2.4	This Agreement may be terminated by the Service Provider immediately based on the Service Provider’s reasonable opinion that the Client has violated its obligation under clause 4.1 with respect to compliance with Law. This Agreement may be terminated by the Client immediately based on the Client’s reasonable opinion that the Service Provider has violated its obligation under clause 4.1 with respect to compliance with Law.

10.3	Termination-related Obligations. Related to termination of this Agreement:

10.3.1	If the Client has terminated this Agreement without cause (other than as set forth in clause 10.2.1) or if the Service Provider has terminated this Agreement pursuant to clauses 10.2.2-10.2.4, the Client will pay the Service Provider as liquidated damages for such default, an amount equal (i) to the Monthly Fee payable by the Client (or, if no such Monthly Fee is specified in the Fee Letter, the average monthly fees payable by the Client for the preceding six (6) months) multiplied by (ii) the greater of the number of months remaining in the Term as of the effective date of such termination or, if the Initial term is expired, twelve (12) (“Liquidated Damages”). In the event that the Client is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by the Service Provider pursuant to this Agreement, the liquidated damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial. Any liquidated damages amount payable to the Service Provider will be payable on or before the date of the event that triggers the payment obligation. Inasmuch as a default by the Client will cause substantial damages to the Service Provider and because of the difficulty of estimating the damages that will result, the Parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to the Service Provider and that this sum is agreed to as liquidated damages and not as a penalty.

10.3.2	Upon termination, the Service Provider will, at the expense and written direction of the Client, transfer to the Client or any successor service provider(s) to the Client copies of all Client Records, subject to the payment by the Client of unpaid and undisputed amounts due to the Service Provider hereunder, including any Liquidated Damages. If by the termination date the Client has not given written Instructions to deliver the Client Records, the Service Provider will keep the Client Records until the Client provides such Instructions to deliver the Client Records, provided that the Service Provider will be entitled to charge the Client then-standard fees for maintaining the Client Records, and the Service Provider shall have no obligation to keep the Client Records beyond six (6) months after the termination date. The Service Provider will provide no other services to or for the benefit of the Client or any successor service provider (and will not be responsible for the fees, charges or expenses of any successor service provider) in connection with the termination of this Agreement unless specifically agreed in writing by the Service Provider or as set forth in Schedule 2 or the Fee Letter.

10.4	Surviving Terms. The rights and obligations contained in clauses 2.5, 5.1, 5.3 (to the extent set forth in the CDPC), 6, 7, 8, 10.3, 10.4, and 11 of this Agreement will survive the termination of this Agreement.

11.	GOVERNING LAW AND JURISDICTION

11.1	Governing Law. This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflict) of the State of New York.

11.2	Sovereign Immunity. Each Party irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

12.	MISCELLANEOUS

12.1	Entire Agreement; Amendments. This Agreement consists exclusively of this document, together with any schedules, exhibits, and annexes, and supersedes any prior agreement related to the subject matter hereof, whether oral or written. Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Service Provider, provided that an affiliate of the Client may join this Agreement as a new Client upon the execution by such new Client and the Service Provider of a mutually agreed, written joinder in the form attached hereto as Exhibit B (a “Joinder”), without the requirement that all then-current Clients execute such joinder. Any modifications to this Agreement shall be set forth in consecutive, numbered amendments.

12.2	Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable Law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

12.3	Waiver of Rights. Subject to clause 5.1, no failure or delay of the Client or the Service Provider in exercising any right or remedy under this Agreement will constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Service Provider may have under applicable Law.

12.4	Recordings. The Client and the Service Provider consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

12.5	Assignment. No Party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Service Provider may make such assignment or transfer to (i) an Affiliate, (ii) a successor pursuant to a merger, reorganization, consolidation or sale, or (iii) an entity that acquires all or a substantial portion of the Service Provider’s assets or business that are used to provide the Services.

12.6	Headings. Titles to clauses of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

12.7	Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

12.8	Third-Party Beneficiaries or Joint Venture. Except for Indemnitees contemplated by clause 7 or as set forth in clause 5.7.1, there are no third-party beneficiaries to this Agreement. This Agreement does not create a joint venture or partnership between the Parties.

12.9	Certain Communications. The Client hereby acknowledges that if it has requested the delivery of Reports, Client Records and other information processed and/or maintained by the Service Provider hereunder in an unencrypted manner, it (i) accepts the risk that such delivery means may expose such information to disclosure through media and hardware that are not within the control of the Service Provider during the delivery process and (ii) agrees that in such circumstances neither the Service Provider nor its Affiliates or Agents shall be responsible if a Person other than the intended recipient intercepts, discovers or acts upon such a communication. Upon notice, the Service Provider may require delivery of documents referenced above in an encrypted manner.

12.10	Fund by Fund Basis. This Agreement is executed by the Client with respect to each of its Funds and the obligations hereunder are not binding upon any of the trustees, officers, or shareholders of a Fund individually. Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability, or undertaking of a particular Fund under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, such particular Fund and shall be payable solely from the available assets of such particular Fund and shall not be binding upon or affect any assets of any other Fund. Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Client or any other Fund.

12.11	Conflicting Terms. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any other agreements related to or necessary to accomplish the Services, including without limitation agreements between the parties hereto and any Authorized Participant, the ACES Order Portal Access agreement, or other such agreements, the terms of this Agreement shall govern.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

SERVICE PROVIDER

Citi Fund Services Ohio, Inc.

By:	/s/ John Danko

Name:	John Danko

Title:	President

Date:	November 5, 2024

Citibank, N.A.

By:	/s/ Mary Messer

Name:	Mary Messer

Title:	Vice President

Date:	November 5, 2024

CLIENT

The 2023 ETF Series Trust

By:	/s/ Trent Statczar

Name:	Trent Statczar

Title:	Principal Executive Officer

Date:	11/5/2024

Schedule 1 to Services Agreement

Definitions

“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.

“Agent” means any administrative or other service provider selected and used by a Party in connection with carrying out its obligations under this Agreement, whether or not such person would be deemed an agent under principles of any applicable Law.

“Agreement” means the Services Agreement to which this Schedule 1 is attached, and all other schedules, exhibits and annexes thereto, as they may be properly amended from time to time.

“AIFMD Regulations” means applicable regulations adopted from time to time pursuant to Alternative Investment Fund Manager Directive 694/2014 of the European Parliament, as amended from time to time.

“AML” has the meaning set forth in clause 2.8 of this Agreement.

“Authorized Participant” has the meaning as set forth in Rule 6c-11 under the Investment Company Act of 1940, as amended (the “1940 Act”).

“Authorized Participant Agreement” means an agreement between the Distributor, on behalf of the Client, and an Authorized Participant governing the purchase and redemption of Creation Units.

“Authorized Person” means the Client or any Person that the Service Provider believes in good faith to be authorized by the Client to act on its behalf in the performance of any act, discretion or duty under this Agreement (including, for the avoidance of doubt, any officer or employee of such Person) and as notified to the Service Provider in a notice reasonably acceptable to the Service Provider.

“Business Day” means any day on which NYSE Arca Inc. is open for business.

“Change Control Process” has the meaning set forth in clause 2.2 of this Agreement.

“Citi Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner. For purposes of this Agreement, each branch of Citibank, N.A. will be a separate member of the Citigroup Organization.

“Client” has the meaning set forth in the recitals to this Agreement.

“Client IP” means: (i) all Confidential Information of the Client, (ii) Investor lists and all information related to Investors furnished to or maintained by the Service Provider in connection with this Agreement, (iii) the unique investment methods utilized by a Client and the identities of the portfolio holdings at any time and from time to time of the Client, and (iv) all Intellectual Property Rights of the Client (whether owned, controlled, or licensed by the Client), excluding any architecture, structures, code, data, elements, formats, or Intellectual Property Rights that: (A) are developed by or on behalf of the Service Provider based on written requirements, settings or direction given by the Client; and (B) are embodied in the Service Provider Systems or the Services.

“Client Records” has the meaning set forth in clause 5.2 of this Agreement.

“Confidential Information” has the meaning assigned thereto in the Confidentiality and Data Privacy Conditions.

“Confidentiality and Data Privacy Conditions” or “CDPC” means the confidentiality and data privacy terms attached to this Agreement as Schedule 4.

“Creation Unit” means a large block of a specified number of Shares. A Creation Unit is the minimum number of Shares that may be created or redeemed at any one time.

“Data Suppliers” has the meaning set forth in clause 5.7 of this Agreement.

“Dependencies” has the meaning set forth in Schedule 3 to this Agreement.

“Distributor” means the Person identified as distributor or principal underwriter in the Offering Documents.

“DTC” means the Depository Trust Company, a limited purpose trust company organized under the Laws of the State of New York.

Schedule 1 to Services Agreement

“DTC Participant” means a “participant” as such term is defined in the rules of DTC.

“DTC Participant Account” means an “account” as such term is defined in the rules of DTC.

“Effective Date” means the date first set forth on page 1 of this Agreement.

“Fee Letter” means a letter agreement between the Parties substantially in the form of Exhibit A of this Agreement, or in such other form agreed by the Parties, referencing this Agreement and describing the fees and expenses payable by the Client to the Service Provider in respect of the Services and this Agreement.

“Force Majeure Event” means any event due to any cause beyond the reasonable control of the Service Provider or, as applicable, any Agent of the Service Provider, such as unavailability of communications systems or Service Data, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government, or suspension or disruption of any relevant stock exchange or securities clearance system or market.

“Fund” means a separate portfolio or series of the Client.

“Governmental Authority” means any domestic or foreign regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party.

“Indemnitee” has the meaning set forth in clause 7.1 of this Agreement

“Initial Term” has the meaning set forth in clause 10.1 of this Agreement.

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Service Provider from, or reasonably believed by the Service Provider to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium as provided in this Agreement.

“Intellectual Property Rights” means all trade secrets, patents and patent applications, trade marks (whether registered or unregistered and including any acquired goodwill), service marks, trade names, business names, internet domain names, e-mail address names, copyrights (including rights in computer software), moral rights, database rights, design rights, rights in know-how, rights in confidential information, rights in inventions (whether patentable or not), rights in business processes, and all other intellectual property and proprietary rights (whether registered or unregistered, and any application for the foregoing), and all other equivalent or similar rights which may subsist anywhere in the world

“Investor” means any Person to whom the Client sells securities, products or services the sale or servicing of which are supported by the Services provided under this Agreement.

“Joinder” has the meaning set forth in clause 12.1 of this Agreement.

“Laws” means any domestic or foreign statutes, rules and regulations of any Governmental Authority and applicable judicial or regulatory interpretations thereof.

“Liquidated Damages” has the meaning set forth in clause 10.3.1 of this Agreement.

“Loss” has the meaning set forth in clause 7.1 of this Agreement.

“MIFT” means a manually initiated Instruction to effect a transfer of assets owned by the Client or an Investor.

“Monthly Fee” has the meaning set forth in the Fee Letter.

“OFAC” has the meaning set forth in clause 2.8 of this Agreement.

“Offering Document” has the meaning set forth in clause 5.9 of this Agreement.

“Organic Documents” means, for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

“Parties” means the Client and the Service Provider.

“Person” means any natural person or incorporated or unincorporated entity.

“Policies and Procedures” means the written policies and procedures of the Client in any way related to the Services, including any such policies and procedures contained in the Organic Documents and the Offering Documents.

“Report” has the meaning set forth in clause 5.1 of this Agreement.

“Service Change” has the meaning set forth in clause 2.2 of this Agreement.

Schedule 1 to Services Agreement

“Service Data” has the meaning set forth in clause 5.7 of this Agreement.

“Service Provider Indemnitee” has the meaning set forth in clause 7.1 of this Agreement.

“Service Provider IP” means: (i) all Confidential Information of Service Provider; (ii) all Intellectual Property Rights of the Service Provider (whether owned, controlled, or licensed by Service Provider); (iii) the Service Provider Systems; (iv) all modifications to the Service Provider Systems regardless of whether the Client or a Client Affiliate paid for any such modifications; and (v) all other ideas, concepts, know-how, works of authorship, inventions, and intellectual property created or conceived by the Service Provider.

“Service Provider Systems” means the systems owned or operated by the Service Provider in providing any Services hereunder, including all hardware, software and methods utilized in the operation and provision of Service Provider Systems, all Intellectual Property Rights of the Service Provider, all ancillary programs and documentation utilized in the provisioning of any Services, and all modifications thereto.

“Services” means the services set forth in Schedule 2.

“SOC 1” has the meaning set forth in clause 5.2 of this Agreement.

“Software” has the meaning set forth in clause 5.6.2 of this Agreement.

“SSAE 18” has the meaning set forth in clause 5.2 of this Agreement.

“Standard of Care” has the meaning set forth in clause 6.1 of this Agreement.

“Start-Up” means the activities (including changes to Service Provider Systems and operating environment) and information required so that the Services may be performed by the Service Provider.

“System Documentation” has the meaning set forth in clause 5.6.1 of this Agreement.

“Term” means the period between the Effective Date and the date this Agreement is terminated.

Schedule 1 to Services Agreement

Schedule 2 to Services Agreement

Services provided by Citi Fund Services Ohio, Inc.
Appendix A -- Fund Accounting Services

1.	Record Maintenance:

Maintain the following books and records of each Fund pursuant to Rule 31a-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”):

(a)	Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule.

(b)	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule.

(c)	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule.

(d)	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

2.	Accounting Services:

(a)	Perform the following accounting services for each Fund:

(b)	If applicable, allocate income and expense and calculate the net asset value per share (“NAV”) of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act.

(c)	Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Client (“Valuation Procedures”), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Client (collectively, “Fair Value Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund’s pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, (C) prices obtained from each Fund’s investment adviser or other designee, as approved by the Board, and (D) Service Provider will calculate fair valuations as provided in Section VII(a) and VII(b) of the Client’s Procedures For Valuing Portfolio Securities and Assets (“Valuation Procedures”), as may be amended in the future; however, if the parties desire to materially change the obligations of the Service Provider to so calculate fair valuations, any such change must be agreed to by the parties. The Service Provider acknowledges that it has received a copy of the Valuation Procedures. The Client instructs and authorizes Service Provider to provide information pertaining to the Funds' investments to Fair Value Information Vendors in connection with the fair value determinations made under the Valuation Procedures and other legitimate purposes related to the services to be provided hereunder.

(d)	Note: The Client acknowledges that while Service Provider's services related to fair value pricing are intended to assist the Client and the Board in its obligations to price and monitor pricing of Fund investments, Service Provider does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or factors.

(e)	Assist the Client in identifying instances where market prices are not readily available, or are unreliable, each as set forth within parameters included in the Client’s Valuation Procedures.

(f)	Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Client to monitor and evaluate its use of fair value pricing information under its Valuation Procedures.

(g)	Verify and reconcile with the Funds’ custodian all daily trade activity.

(h)	Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7- day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity; (and other yields or standard or non-standard performance information as mutually agreed).

Schedule 2 to Services Agreement

(i)	Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values to National Securities Clearing Corporation via the portfolio composition file.

(j)	Determine and report unrealized appreciation and depreciation on securities held by the Funds.

(k)	Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, in accordance with the Generally Accepted Accounting Principles of the United States or any successor principles.

(l)	If applicable, report to the Client, or as requested to the Board, the daily market pricing of securities in any money market funds, with the comparison to the amortized cost basis.

(m)	Update fund accounting system to reflect rate changes, as received from a Fund’s investment adviser or a third party vendor, on variable interest rate instruments.

(n)	Post Fund transactions to appropriate categories.

(o)	Accrue expenses of each Fund according to Instructions received from the Client’s Administrator, and submit changes to accruals and expense items to authorized officers of the Client (who are not Service Provider employees) for review and approval.

(p)	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts.

(q)	Provide accounting reports in connection with the Client’s regular annual audit, and other audits and examinations by regulatory agencies.

(r)	Provide such periodic reports as the Parties shall agree upon, as set forth in a separate schedule. Provide Board reporting as requested by the Client or its Board

3.	Financial Statements and Regulatory Filings:

Perform the following services related to the financial statements and related regulatory filing obligations for each Fund:

(a)	Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Client. The unaudited financial statements will include the following items:

-	Unaudited Statement of Assets and Liabilities,
-	Unaudited Statement of Operations,
-	Unaudited Statement of Changes in Net Assets, and
-	Unaudited Condensed Financial Information

(b)	Provide accounting information for the following: (in compliance with Reg. S-X, as applicable):

-	Federal and state income tax returns and federal excise tax returns
-	The Client's annual reports with the SEC on Forms N-CEN and the N-CSR,
-	The Client's monthly schedules of investment for filing with the SEC on Form N-PORT
-	The Client’s annual and semi-annual shareholder reports and quarterly Board meetings;
-	Registration statements on Form N-1A and other filings relating to the registration of shares;
-	Reports related to Service Provider’s monitoring of each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;
-	Annual audit by the Client’s auditors; and

Schedule 2 to Services Agreement

▪	Examinations performed by the SEC.

(c)	Calculate portfolio turnover and expense ratio.

(d)	Calculate daily spread between NAV and market price of Shares.

(e)	Prepare schedule of Capital Gains and Losses.

(f)	If applicable, provide daily cash report.

(g)	Maintain and report security positions and transactions in accounting system.

(h)	Prepare Broker Commission Report.

(i)	Monitor expense limitations.

(j)	Maintain list of failed trades.

(k)	Provide unrealized gain/loss report.

4.	Other Operating Activities

(a)	Provide the sub-certification pertaining to Service Provider's Administration services consistent with the requirements of the Sarbanes-Oxley Act of 2002.

(b)	Provide Board reporting as requested by the Client or its Board of Trustees.

Schedule 2 to Services Agreement

Schedule 2 to Services Agreement
Services Provided by Citibank, N.A.
Appendix B -- Transfer Agency
Services

Services

1.	Index Receipt Agent includes the following services:

(a)	Authorized Participant order capture

(b)	Portfolio Composition File production and distribution

(c)	ETF order processing and trade bursting

(d)	Provide ETF fail monitoring/collateral

2.	Shareholder Transactions

(a)	Perform and facilitate the performance of purchases and redemptions of Creation Units. Citibank will process AP trades via the Order Portal or a successor system of similar quality. In the event of a systems issue, Citibank will be responsible for providing alternative process to ensure order acceptance.

(b)	Issue Shares of the applicable Fund in Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive.

(c)	Prepare and transmit by means of DTC’s book entry system payments for dividends and distributions on or with respect to the Shares declared by the Client on behalf of the applicable Fund.

(d)	Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request.

(e)	Record the issuance of Shares of the Fund and maintain a record of the total number of Shares of the Fund which are outstanding, and, based upon data provided to it by the Fund, the total number of authorized Shares.

(f)	Prepare and transmit to the Client and the Client’s administrator and to any applicable securities exchange (as specified to Service Provider by the Client or its administrator) information with respect to purchases and redemptions of Shares.

(g)	Calculate and transmit on each Business Day to the Client’s administrator the number of outstanding Shares for each Fund.

(h)	Transmit on each Business Day to the Client, the Client’s administrator and DTC the amount of Shares purchased on such day.

(i)	Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such Business Day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed.

3.	Compliance Reporting

(a)	Provide reports to the Securities and Exchange Commission and FINRA.

(b)	Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund.

4.	Shareholder Account Maintenance

(a)	Maintain the record of the name and address of DTC or its nominee as the sole shareholder of a Fund (the “Shareholder”) and the number of Shares issued by the Fund and held by the Shareholder.

(b)	Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request.

(c)	Maintain account documentation files for Shareholder.

5.	Anti-Money Laundering Services

In each case consistent with and as required or permitted by the anti-money laundering program of the Client (“AML Program”):

(a)	Perform monitoring and reporting as may be reasonably requested by the Client’s CCO and compliance personnel.

Schedule 2 to Services Agreement

6.	Board Reporting

(a)	Provide Board reporting as requested by the Client or its Board of Trustees.

7.	Notes and Conditions Related to Transfer Agency Services

(a)	Service Provider may require any or all of the following in connection with the original issue of Shares: (a) Instructions requesting the issuance, (b) evidence that the Board has authorized the issuance, (c) any required funds for the payment of any original issue tax applicable to such Shares, and (d) an opinion of the counsel to the Client about the legality and validity of the issuance.

(b)	Service Provider shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any Laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

(c)	Pursuant to purchase orders received in good form and accepted by or on behalf of the Client by the Distributor, Service Provider will register the appropriate number of book entry only Shares in the name of DTC or its nominee as the sole shareholders for each Fund and deliver Shares of such Fund in Creation Units on the Business Day next following the trade date to the DTC Participant Account of the Custodian for settlement.

(d)	Pursuant to such redemption orders that the Client’s index receipt agent receives from the Distributor, the Client or its agent, Service Provider will redeem the appropriate number of Shares of the applicable Fund in Creation Units that are delivered to the designated DTC Participant Account of Custodian for redemption and debit such shares from the account of the Shareholder on the register of the applicable Fund.

(e)	Service Provider will issue Shares of the applicable Fund in Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of Shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by Service Provider. In issuing Shares of the applicable Fund through DTC to a purchaser, Service Provider shall be entitled to rely upon the latest Instructions that are received from the Client or its agent by the Index Receipt Agent (as set forth in section 3.1 of this Agreement) concerning the issuance and delivery of such shares for settlement.

(f)	Service Provider will not issue any Shares for a Fund where it has received an Instruction from the Client or written notification from any federal or state authority that the sale of the Shares of such Fund has been suspended or discontinued, and Service Provider shall be entitled to rely upon such Instructions or written notification.

(g)	The Client acknowledges and agrees that deviations requested by the Client from Service Provider’s written transfer agent compliance procedures (“Exceptions”) may involve operational and compliance risks, including a substantial risk of loss. Service Provider in its sole discretion may determine whether to permit an Exception. Exceptions must be requested in writing and shall be deemed to remain effective until the Client revokes the Exception request in writing. Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as Service Provider acts in good faith and in accordance with the Standard of Care, Service Provider shall have no liability for any loss, liability, expenses or damages to the Client or any Shareholder resulting from such an Exception.

(h)	Service Provider is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Client with such bank or banks as are acceptable to the Client, as may be necessary or appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Client shall be deemed to be the customer of such bank or banks for purposes of such accounts and shall execute all requisite account opening documents in connection with such accounts. To the extent that the performance of such services hereunder shall require Service Provider to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Client shall provide such bank or banks with all Instructions and authorizations necessary for Service Provider to effect such disbursements.

(i)	Client represents and warrants that:

(i)	(A) by virtue of its organizational documents, Shares that are redeemed by the Client may be resold by the Client and (B) all Shares that are offered to the public are covered by an effective registration statement under the Securities Act of 1933, as amended and the 1940 Act.

(ii)	(A) the Client has adopted the AML Program, (B) the AML Program has been reasonably designed to facilitate Compliance by the Client with applicable anti-money laundering Laws and regulations (collectively, the “Applicable AML Laws”) in all relevant respects, (C) the AML Program has been approved by the Board, and (D) the delegation of certain services thereunder to Service Provider, as provided in Schedule 2 of this Agreement, has been approved by the Board.

Schedule 2 to Services Agreement

(j)	The Client hereby represents that the sale of Shares are not subject to Blue Sky Laws and the Service Provider shall not be responsible for any registration, notification, tracking or other function related to the Blue Sky Laws of any state.

(k)	Citi acknowledges that the ETFs will be relying on Citi’s NSCC membership for processing eligible all ETF orders from Authorized Participants via NSCC. Accordingly, during the term of the Agreement, Citi will provide the use of its NSCC membership to be used by the ETFs and its distributor for processing any such NSCC order from Authorized Participants and will maintain such NSCC membership for such purpose.

Schedule 2 to Services Agreement

Schedule 3 to Services Agreement

Dependencies

The Service Provider’s delivery of the Services and its other obligations in connection with the Agreement are dependent upon:

1.	The Client and its employees, agents, subcontractors, predecessor service providers and other Persons that are not employees or Agents of the Service Provider whose cooperation is reasonably required for the Service Provider to provide the Services and meet its obligations under any implementation plan agreed by the Parties (including, without limitation, investment advisors, custodians, and intermediaries) providing cooperation, information and, as applicable, Instructions to the Service Provider promptly, in agreed formats, by agreed media and within agreed timeframes as required to allow the Service Provider to (i) provide the Services, (ii) meet its obligations under any implementation plan agreed by the Parties, (iii) meet its other obligations under the Agreement, and (iv) resolve or reconcile discrepancies between or among data sources.

2.	The communications systems operated by the Client and third parties (other than Agents) in respect of activities that interface with the Services remaining fully operational.

3.	The authority, accuracy, truth and completeness of any information or data provided by the Client and its employees, current and predecessor Agents and other Persons (including, without limitation, investment advisors, custodians, and intermediaries) that is reasonably requested by the Service Provider or is otherwise provided to the Service Provider.

4.	The Client informing the Service Provider on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

5.	Any warranty, representation, covenant or undertaking expressly made by the Client under the Agreement being and remaining true and correct at all times.

6.	Any of the items listed in documents agreed between the Parties from time to time as being the responsibility of the Client.

7.	Without limitation to the foregoing, in connection with any implementation plan or Service Change plan agreed by the Parties, Dependencies shall include:

7.1	The Client agreeing to Service Change plan or, if applicable, implementation plan proposed by the Service Provider in a timely manner or negotiating changes in good faith and with reasonable promptness and diligence.

7.2	The Client satisfactorily completing in a timely fashion (including any deadlines imposed under the such Service Change plan or implementation plan) any software development, connectivity, or other obligations required to be completed by the Client or its Agents in order for the Service Provider to satisfy its obligations under such Service Change plan or implementation plan or perform the Services (unless such delay is caused by a failure of the Service Provider or an employee or Agent of the Service Provider, to complete in a timely manner any obligation of the Service Provider thereunder or otherwise, the completion of which by the Service Provider is not dependent upon another Dependency).

7.3	Timely delivery of technical data details and internal information of the Client, as reasonably requested by the Service Provider.

7.4	The Client meeting any obligations mutually agreed in writing in connection with such testing plans.

7.5	With respect to any functions or activities that are subject to acceptance testing by the Client in connection with any such Service Change plan or implementation plan, the timely delivery to the Service Provider of acceptance feedback and final acceptance, provided that with respect to any final acceptance the work and output meets any mutually agreed business, functional and technical requirements specifications in all material respects.

Schedule 3 to Services Agreement

Schedule 4 to Services Agreement

CONFIDENTIALITY AND DATA PRIVACY CONDITIONS

1.	Introduction

These conditions (“Conditions”) explain how each party may use, and must protect, the other party’s Confidential Information (including Personal Data) in connection with the provision by Citi, and receipt and use by the Client, of accounts and/or custodial, asset administration, agent lending and other products and services, whether or not account-related (collectively, “Services”) pursuant to custody, fund administration, agent lending and other services agreements between Citi and the Client that incorporate these Conditions (“Services Agreements”). “Citi” means the Citibank N.A. branch or Affiliate that provides services under the applicable Services Agreement to which these Conditions relate.

The terms of these Conditions are subject to any more detailed terms contained in the Services Agreement(s) to which these Conditions relate; in the event of any conflict between the terms of these Conditions and such terms in such Services Agreements(s), these Conditions shall control unless such more detailed terms in a Services Agreement specifically reference these Conditions, in which case such more detailed terms shall control.

2.	Protection of Confidential Information

2.1	Definitions. For purposes of these Conditions, the following terms shall have the meanings set forth below. Capitalized terms used but not defined in these Conditions shall have the meaning(s) assigned thereto in the applicable Services Agreement(s) to which these Conditions relate.

“Client” means an entity that receives Services from Citi under a Services Agreement, including a “Lender” that receives agent lending services.

“Confidential Information” means information (in tangible or intangible form) relating to the disclosing party and/or its affiliates (including any entity that directly or indirectly controls, is controlled by or is under common control with, a party), branches or representative offices (collectively, “Affiliates”) or their respective Representatives or Owners, that is received or accessed by the receiving party or its Affiliates or their respective Representatives in connection with providing, receiving or using Services. “Confidential Information” includes Personal Data, information relating to Citi’s products and services and the terms and conditions on which they are provided, technology (including software, the form and format of reports and online computer screens), pricing information, internal policies, operational procedures, bank account details, transactional information, and any other information, in each case that: (i) is designated by the disclosing party as confidential at the time of disclosure; (ii) is protected by applicable bank secrecy or other laws and regulations; or (iii) a reasonable person would consider to be of a confidential and/or proprietary nature given the nature of the information and the circumstances of its disclosure.

“Owner” means any natural person or entity (or its branch) that: (i) owns, directly or indirectly, stock of, or profits, interests or capital or beneficial interests in, a party; or (ii) otherwise owns or exercises control over a party directly or indirectly through ownership, controlling interest or any other arrangement or means, including: (a) a person who ultimately has a controlling interest in, or who otherwise exercises control over, a party; or (b) the senior managing official(s) of a party.

“Representatives” means a party’s officers, directors, employees, contractors, agents, representatives, professional advisers and Third-Party Service Providers.

2.2	Protection

The receiving party will treat the disclosing party’s Confidential Information as confidential on the terms hereof and exercise at least the same degree of care with respect to the disclosing party’s Confidential Information that the receiving party exercises to protect its own Confidential Information of a similar nature, and in any event, no less than reasonable care. The receiving party will only use and disclose the disclosing party’s Confidential Information to the extent permitted in these Conditions.

2.3	Exceptions to Confidentiality

Notwithstanding anything in these Conditions to the contrary but subject to Data Protection Law, the restrictions on the use and disclosure of Confidential Information in these Conditions do not apply to information that: (i) is in or enters the public domain other than as a result of the wrongful act or omission of the receiving party or its Affiliates or their respective Representatives in breach of these Conditions; (ii) is lawfully obtained by the receiving party from a third party, or is already known by the receiving party, in each case without notice of any obligation to maintain it as confidential; (iii) is independently developed by the receiving party without reference to the disclosing party’s Confidential Information; (iv) an authorized officer of the disclosing party has agreed in writing that the receiving party may disclose on a non-confidential basis; or (v) has been anonymized and/or aggregated with other information such that neither the Confidential Information of the disclosing party nor the identity of any Data Subject is disclosed.

Schedule 8 to Services Agreement

3.	Authorized Disclosures

3.1	Definitions

“Citi Recipients” means Citi, its Affiliates, and their respective Representatives.

“Market Infrastructure Provider” means a third party that forms part of a payment or securities clearance system infrastructure or which otherwise facilitates payments or the clearance and settlement of securities transactions, including without limitation: communications, clearing and other payment systems, depositaries, dematerialized book entry systems, and/or similar third parties or service providers; intermediary, agent and correspondent banks; digital or ewallets; or similar entities or nominees of the foregoing, but excluding any third parties that have been appointed as agents by Citi Recipients at their sole discretion in connection with a Services Agreement.

“Permitted Purposes” means in relation to a party’s (or its Affiliates’ or their respective Representatives’) use of the other party’s (or its Affiliates’ or their respective Representatives’) Confidential Information:

(A) To provide, or to receive and use, the Services in accordance with the terms and conditions of the applicable Services Agreement(s) and to undertake related activities, such as, by way of non-exhaustive example:

(1)	To fulfill applicable domestic and foreign legal, regulatory and compliance requirements (including know your customer (KYC), anti-money laundering (AML) and sanctions screening obligations applicable to a party and/or its Affiliates) and to otherwise make the disclosures specified in Condition 3.3 (Legal and Regulatory Disclosures);

(2)	To verify the identity or authority of a party’s Representatives who interact with the other party;

(3)	For credit and other risk assessment, information security management, statistical, trend analysis and planning purposes;

(4)	To monitor and record calls and electronic communications with the other party for quality, training, investigation and fraud and other crime prevention purposes;

(5)	For fraud and other crime detection, prevention, investigation and prosecution; (6) To enforce and defend a party’s or its Affiliates’ rights; and

(7)	To manage a party’s relationship with the other party (which may include Citi providing information to the Client and its Affiliates about Citi’s and its Affiliates’ products and services), including to maintain service quality and manage complaints and disputes;

(B) To make disclosures to third parties to whose accounts, or from whose accounts, the Client instructs Citi or its Affiliates to make or receive a payment from an account, to make or receive any delivery of other property or to enable such third parties to perform reconciliations;

(C) To make disclosures to Market Infrastructure Providers and to Citi’s and its Affiliates’ Third-Party Service Providers in connection with the provision of the Services;

(D) To make disclosures to, and to obtain information from, credit information bureaus, credit rating agencies, central banks or other bodies in connection with risk-based analysis and decisions by Citi or where such disclosures are otherwise required by applicable law, regulation or market practices, including to securities issuers or their agents or representatives;

(E) To make disclosures to the disclosing party’s Affiliates and third-party designees;

(F) In connection with the provision of products and services (including supporting the opening of accounts) by Citi and its Affiliates to the Client’s Affiliates, including transfer agents or registrars in connection with any property of the Client; and

(G) For any additional purposes expressly authorized by the other party.

“Third Party Service Provider” means a third party selected by the receiving party or its Affiliate to provide services to or for the benefit of the receiving party, and who is not a Market Infrastructure Provider (e.g., technology service providers, business process service providers, call center service providers, outsourcing service providers, consultants and other external advisors).

Schedule 8 to Services Agreement

3.2	Permitted Disclosures

The disclosing party agrees (and where required by applicable bank secrecy or other laws is hereby deemed to provide a waiver and/or release to ensure) that the receiving party may use and disclose the disclosing party’s Confidential Information to the receiving party’s Affiliates and to its and their respective Representatives, Market Infrastructure Providers and any other third party recipients specified in these Conditions, who require access to such Confidential Information to the extent reasonably necessary to fulfil the relevant Permitted Purposes. The receiving party shall ensure that any of its Affiliates and Representatives to whom the disclosing party’s Confidential Information is disclosed pursuant to this Condition 3.2 shall be bound to keep such Confidential Information confidential and to use it for only the relevant Permitted Purposes.

3.3	Legal and Regulatory Disclosures

The disclosing party agrees (and where required by applicable bank secrecy or other laws is hereby deemed to provide a waiver and/or release to ensure) that the receiving party (and, where Citi is the receiving party, Citi Recipients and Market Infrastructure Providers) may disclose the disclosing party’s Confidential Information pursuant to: (i) legal process; (ii) any other domestic or foreign legal and/or regulatory permission, obligation or request; (iii) agreement entered into by any of them and any domestic or foreign governmental authority; or (iv) between or among any two or more domestic or foreign governmental authorities, including disclosure to courts, tribunals, and/or legal, regulatory, tax and other governmental authorities.

4.	Retention Period

Each of the Client and Citi Recipients may retain, use, and as applicable Process, the other party’s Confidential Information for the period of time reasonably necessary for the relevant Permitted Purposes. On termination of the provision of the Services (including closure of accounts), each of the Client and Citi Recipients shall be entitled to retain, use, and as applicable Process, the other party’s Confidential Information for legal, regulatory, audit and internal compliance purposes and in accordance with their internal records management policies, to the extent that this is permissible under applicable laws and regulations, and otherwise in accordance with these Conditions, but shall otherwise securely destroy or delete such Confidential Information.

5.	Information Security

Citi will, and will use reasonable endeavors to ensure that its Affiliates and Third Party Service Providers will, implement reasonable and appropriate physical, technical and organizational security measures to protect Client Confidential Information that is within its or their custody or control against unauthorized or unlawful use (or in the case of Personal Data, unlawful Processing) and accidental destruction or loss.

6.	Personal Data

6.1	Definitions

“Data Protection Law” means any and all applicable data protection and privacy laws and regulations relating to the Processing of Personal Data, including any amendments or supplements to or replacements thereof.

“Data Subject” means a natural person who is identified, or who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to his or her physical, physiological, genetic, mental, economic, cultural or social identity, or, if different, the meaning given to this term or nearest equivalent term under Data Protection Law.

“Personal Data” means any information that can be used, directly or indirectly, alone or in combination with other information, to identify a Data Subject, or if different, the meaning given to this term or nearest equivalent term under Data Protection Law.

“Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, transfer, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or, if different, the meaning given to this term or nearest equivalent term under Data Protection Law.

Schedule 8 to Services Agreement

“Security Incident” means an incident whereby the confidentiality of disclosing party Personal Data within the receiving party’s custody or control has been materially compromised in violation of these Conditions so as to pose a reasonable likelihood of harm to the Data Subjects involved.

6.2	Compliance with Data Protection Law

In connection with the provision or receipt and use of the Services: (i) each party will comply with Data Protection Law; and (ii) the Client confirms that any Personal Data that it provides to Citi Recipients has been Processed fairly and lawfully, is accurate and is relevant for the purposes for which it is being provided.

6.3	Cross-border Personal Data Transfers

The Client acknowledges, and where required by applicable Law or regulation agrees, that in the connection with providing the Services and otherwise making disclosures pursuant to Condition 3 (Authorized Disclosures), Personal Data of Client Data Subjects (e.g., the Client’s or its Affiliates’ respective Representatives and Owners) may be disclosed and/or transferred to recipients located in countries other than the country in which Citi entity or its branch which provides the Services is established or the Client is located. However, Citi: (i) requires its Affiliates and Third-Party Service Providers to protect Personal Data pursuant to Condition 5 (Information Security); and (ii) carries out cross-border transfers of Personal Data in accordance with Data Protection Law.

6.4	Legal Basis for Processing Personal Data

To the extent that Citi Processes Personal Data of Client Data Subjects, the Client warrants that it has, if and to the extent required by Data Protection Law, provided notice to and obtained valid consent from such Data Subjects in relation to Citi’s Processing of their Personal Data as described in these Conditions, and in any applicable Citi Privacy Statement or other privacy disclosure(s) accessible at https://www.citibank.com/icg/global_markets/uk_terms.jsp (or such other URL or statement as Citi may notify to the Client from time to time). If the Client is itself a Data Subject, the Client warrants that if and to the extent required by Data Protection Law: (a) it has received the privacy disclosure(s) referenced in the preceding sentence; and (b) it consents to such Processing.

6.5	Security Incidents

(A) If Citi becomes aware of a Security Incident, Citi will investigate and remediate the effects of the Security Incident in accordance with its internal policies and procedures and the requirements of applicable laws and regulations. Citi will notify the Client of a Security Incident as soon as reasonably practicable after Citi becomes aware of it, unless Citi is subject to a legal or regulatory constraint, or if it would compromise Citi’s investigation.

(B) Each party is responsible for making any notifications to regulators and Data Subjects concerning a Security Incident that it is required to make under Data Protection Law. Each party will provide reasonable information and assistance to the other party to the extent necessary to help the other party to meet its obligations to regulators and Data Subjects.

(C) Neither party will issue press or media statements or comments in connection with any Security Incident that name the other party unless it has obtained the other party’s prior written permission.

7.	Provision of Data from Data Suppliers.

7.1	Provision of Data.

In connection with the Services, Citi may provide the Client with pricing and other data (“Service Data”) licensed from vendors, exchanges and other data suppliers (collectively, “Data Suppliers”). Citi provides Service Data subject to the following conditions, which the Client accepts and with which the Client agrees to comply:

(A) Service Data may not be used for any purpose independent of the Services, and shall be used only internally, including for providing reports to the Clients board of trustees (including, where Data Suppliers grant such rights of use, in custodial holdings reports for actual investments sent to the investments’ beneficial owners and to intermediaries between the Client and the beneficial owners);

(B) Client shall not sublicense or redistribute Service Data without the written consent of Citi or the relevant Data Supplier;

(C) Data Suppliers and their Affiliates are third-party beneficiaries of this Condition 7;

(D) Upon advance written notice, the Client shall comply with any other reasonable terms or conditions relating to the use of Service Data from time to time provided to the Client by the Data Supplier, or by Citi or a Bank Affiliate in connection with the Services; and

Schedule 8 to Services Agreement

(E) Data Suppliers may, in their discretion: (i) audit Client’s use of Service Data, (ii) direct Citi to terminate the Client’s receipt of Service Data for any or no reason, and with or without advance notice; and/or (iii) require the Client to enter into an agreement with it directly as a condition of receipt of the Service Data.

Citi shall not be liable for any Data Suppliers’ actions, such as restrictions on, or termination of, rights to use of Service Data.

7.2	Distribution of Service Data to Subadvisors.

If a Client that is an investment manager engages a subadvisor to help manage certain of its funds, then, upon written consent of Citi (not to be unreasonably withheld), such Client may distribute Service Data to such subadvisor; provided, however, that (i) the use of such data by the subadvisor shall be subject to the provisions of Conditions 7.2(A)–(E) (inclusive) and (ii) Client shall provide, upon request of Citi, with written evidence that any such subadvisor has accepted such terms.

7.3	Disclaimer

Neither Data Suppliers nor Citi (i) make any warranties, express or implied, as to merchantability, accuracy, fitness for purpose, availability, completeness, timeliness or sequencing, or any other matter, in respect of Service Data and (ii) shall have any liability whatsoever to the Client in respect of Service Data used by Citi to provide the Services. No copyright or any other intellectual property rights in the Service Data used or provided by Citi to provide the Services are transferred to the Client. The Client shall not use Service Data for any illegal purpose or in any manner not specifically authorized by these Conditions or the relevant Services Agreement.

Schedule 8 to Services Agreement

Exhibit A
Fee Letter

To: The 2023 ETF Series Trust

Date: 30 October 2024

Dear Client:

We are writing to confirm the following fees which relate to the Services to be provided under the Services Agreement dated 9 January 2025 between the Client and the Services Provider. Capitalized terms used but not defined herein shall have the meaning given to them in the Services Agreement.

The Client agrees to pay all fees, expenses, charges, and obligations incurred from time-to-time for any services pursuant to the Services Agreement as determined in accordance with the terms of the fee schedule executed separately and incorporated herein (the “Fee Schedule”), the Exhibit A thereto, the Services Agreement, and as may otherwise be agreed in writing from time-to-time between the Parties.

This fee letter may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

By signing the acknowledgment below, you agree to this fee letter and the Fee Schedule. Please return a signed duplicate of this fee letter to Mary Messer at mm86752@citi.com.

Sincerely,

/s/ Mary Messer
Mary Messer
Director, Citibank N.A.

ACKNOWLEDGED AND AGREED TO:

/s/ Trent Statczar
By:	Trent Statczar
Title:	Principal Executive Office
Date:	11/5/2024

The 2023 ETF Series Trust

Exhibit A to Services Agreement

Attachment 1 to Fee Letter

The 2023 ETF Series Trust Fee Schedules

Exhibit A

The attached Citi Fee Schedules are incorporated herein and shall apply to each Trust. Each fund organized under such Trust may use this Exhibit A to select a custom set of services for itself, as described below. The attached Citi Fee Schedules and this Exhibit A together constitute the fund’s services and fees.

Fund Name(s): Pacific NoS Global EM Equity Active ETF

Advisor Name: Pacific Capital Partners Limited

Effective Date: The attached Citi Fee Schedules and this Exhibit A are effective as of the date the Service Agreement is effective.

The above-named fund(s) choose the following services from the Fee Schedules:

1.	Fund Accounting
2.	Fund Administration Services, including:
a.	18f-4 Lite Services

b.	Regulatory Administration services limited to the scope described in footnote 4 of the fee schedule.

ACKNOWLEDGED

/s/ Trent Statczar

The 2023 ETF Series Trust on behalf of the Fund

Exhibit A to Services Agreement

Exhibit B

Form of Joinder

JOINDER TO

SERVICES AGREEMENT

THIS JOINDER (“Joinder”) made as of November 5, 2024 (“Effective Date”) to that certain Services Agreement dated as of November 5, 2024 (as amended and in effect as of the date hereof, “Agreement”), by and between Citibank, N.A. (“Service Provider”), The 2023 ETF Series Trust (each, an “Existing Client” and a “Client”), and The 2023 ETF Series Trust (each party added to the Agreement by this Joinder, a “New Client” and also a “Client”). All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Service Provider performs certain services for the Existing Client; and

WHEREAS, the New Client wishes to obtain services from the Service Provider under precisely the same terms and conditions as agreed to between the Existing Client and the Service Provider under the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

1.	Addition of the New Client.

As of the Effective Date, the execution and delivery of this Joinder shall constitute the execution and delivery by the New Client of the Agreement, the New Client shall be a party to the Agreement, and any references to “Client” in the Agreement shall be deemed to include the New Client. The terms of the Agreement shall be deemed to apply to the New Client as of the commencement of the Services by the Service Provider with respect to such New Client.

2.	Representations and Warranties.

Each Party represents and warrants to the other that this Joinder has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

3.	Miscellaneous.

(a)	This Joinder supplements and amends the Agreement. The provisions set forth in this Joinder supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Joinder.

(b)	In the event the Agreement is terminated between the Service Provider and the Existing Client, the Agreement as in effect between the Service Provider and the New Client shall continue in full force and effect unless and until either party hereto terminates in accordance with the terms in the Agreement.

(c)	Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the Parties are bound, shall hereafter be construed as a reference to the Agreement as separately amended by this Joinder. Except as provided in this Joinder, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Joinder shall be valid unless made in writing and executed by each Party hereto.

(d)	Paragraph headings in this Joinder are included for convenience only and are not to be used to construe or interpret this Joinder.

(e)	This Joinder may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

* * *

Exhibit B to Services Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Joinder to be duly executed all as of the day and year first above written.

Citibank, N.A.	[NEW CLIENT]

By:	By:

Name:	Name:

Title:	Title:

Exhibit B to Services Agreement